EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated February 7, 2006 on our audits of the financial statements and financial statement schedule as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005, and of management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of I.D. Systems, Inc. as of December 31, 2005, which are included in the Annual Report on Form 10-K for the year ended December 31, 2005.

/s/ Eisner LLP

New York, New York
May 11, 2006

Lowenstein Sandler PC
Attorneys at Law
65 Livingston Avenue
Roseland, New Jersey 07068

Steven M. Skolnick Member of the Firm	Tel 973.597.2476 Tel 973.597.2477 sskolnick@lowenstein.com

May 15, 2006

VIA EDGAR

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re: I.D. Systems, Inc. (the “Company”) Registration Statement on Form S-8

Ladies and Gentlemen:

Accompanying this letter for filing pursuant to the Securities Act of 1933, as amended, is a conformed copy of the Registration Statement on Form S-8 relating to an aggregate of up to 1,000,000 shares of common stock, par value $.01 per share, of the Company issuable pursuant to the 1999 Stock Option Plan of I.D. Systems, Inc., as amended and restated effective as of April 20, 2005. We understand that the required filing fee of $1,874.00 was transferred to the Securities and Exchange Commission’s account by federal wire transfer as required pursuant to Rule 13(c) of Regulation S-T on May 12, 2006. Manually executed signature pages and consents have been executed prior to the time of this electronic filing.

Very truly yours,
LOWENSTEIN SANDLER PC

By:	/s/ Steven M. Skolnick

Steven M. Skolnick